December 8, 1995

Nimbus CD International, Inc.
Nimbus Manufacturing Inc.
CD Manufacturing (UK) Limited
Nimbus Manufacturing (UK) Limited
P.O. Box 7427
Charlottesville, Virginia  22906

      Re: Amended and Restated Credit Agreement dated as of October 30, 1995

Ladies and Gentlemen:

      Reference is made to that certain Amended and Restated Credit Agreement (the "Credit Agreement") dated as of October 30, 1995 by and among Nimbus CD International, Inc., Nimbus Manufacturing Inc., Nimbus Manufacturing (UK) Limited, the Lenders listed therein as lenders and The Chase Manhattan Bank, N.A., as agent. Capitalized terms used herein without definition shall have the meanings assigned those terms in the Credit Agreement.

      Each  of  the  undersigned   parties  to  the  Credit   Agreement   hereby
acknowledges and agrees as follows:

      1. Subsection 1.1 of the Credit Agreement is hereby amended by deleting each of the defined terms "Adjusted Domestic Sterling Rate" and "Domestic Sterling Rate Loans" therefrom (but not the definitions of such terms contained therein) and substituting the terms "Adjusted Eurosterling Rate" and "Eurosterling Rate Loans", respectively, therefor and all references to Adjusted Domestic Sterling Rate and Domestic Sterling Rate Loans in the Credit Agreement, the other Loan Documents and related documents delivered in connection with the Credit Agreement shall refer to Adjusted Eurosterling Rate and Eurosterling Rate Loans, respectively;

      2. The third paragraph of subsection 2.1A(iii) of the Credit Agreement is hereby amended by deleting the following contained therein in its entirety:

      "no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Lenders to make Revolving Loans that are Base Rate Loans, in the case of U.S. Borrower, or Revolving Loans that are Domestic Sterling Rate Loans, in the case of U.K. Borrower"

and substituting the following therefor:

      "a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Lenders to make Revolving Loans no later than 12:00 Noon (New York time) or 12:00 Noon (London time), as applicable, (i) for Base Rate Loans, in the case of U.S. Borrower, at least one Business Day in advance of the proposed Funding Date, or (ii) for Eurosterling Rate Loans, in the case of U.K. Borrower, at least three Business Days in advance of the proposed Funding Date";

      3. The fourth paragraph of subsection 2.1A(iii) of the Credit Agreement is hereby amended by deleting the phrase "[u]pon one Business Day's notice from Swing Line Lender" contained therein in its entirety and substituting the phrase "[u]pon (i) one Business Day's notice from Swing Line Lender, in the case of Base Rate Loans, or (ii) three Business Day's notice from Swing Line Lender, in the case of Eurosterling Rate Loans" therefor;

      4. The first paragraph of subsection 2.1B of the Credit Agreement is hereby amended by deleting the phrase "(i) for Base Rate Loans and Sterling Loans, at least one Business Day in advance of the proposed Funding Date, and
(ii) for Eurodollar Rate Loans, at least three Business Days in advance of the proposed Funding Date" contained therein in its entirety and substituting the phrase "(i) for Base Rate Loans, at least one Business Day in advance of the proposed Funding Date, and (ii) for Eurosterling Rate Loans or Eurodollar Rate Loans, at least three Business Days in advance of the proposed Funding Date" therefor;

      5. Clause (a) of subsection 2.4B(iii) of the Credit Agreement is hereby amended by deleting the phrase "in excess of such amount" contained therein in its entirety;

      6. Clause (b) of subsection 3.2(i) of the Credit Agreement is hereby amended by deleting the reference to "1/2 of 1%" contained therein and substituting "1.75%" therefor;

      7. The terms of paragraphs one through six above shall be deemed to be effective as of the Closing Date; and

      8. Schedule 2.1 to the Credit Agreement is hereby amended by deleting it in its entirety and substituting in place thereof a new Schedule 2.1 in the form of Annex A to this letter agreement and the terms of this paragraph 8 shall be effective as of the date of effectiveness of those certain Assignment Agreements entered into by the Lenders.

      This letter agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.

                         THE CHASE MANHATTAN BANK, N.A.,
                            individually and as Agent

                          (L.S.) Mark McGoldrick, Vice President

                          BANK OF SCOTLAND
                          By:

                          MIDLAND BANK PLC
                          By:

                          NATIONSBANK, N.A.
                          By:

ACKNOWLEDGED AND AGREED:

NIMBUS CD INTERNATIONAL, INC.,
as Parent and Guarantor

NIMBUS MANUFACTURING INC.,
as U.S. Borrower

(L.S.) L. Steven Minkel
Executive Vice President

NIMBUS MANUFACTURING (UK) LIMITED,
as U.K. Borrower

(L.S.) L. Steven Minkel
Director

                            Annex A
                         SCHEDULE 2.1
           LENDERS' COMMITMENTS AND PRO RATA SHARES

                            Term Loan        Revolving      Pro Rata
         Lenders            Commitment         Loan           Share
                                             Commitment

The Chase Manhattan Bank,  $6,666,667.00    $6,666,667.00   26.666668%
N.A.

NationsBank, N.A.          $6,666,666.50    $6,666,666.50   26.666666%

Midland Bank PLC           $6,666,666.50    $6,666,666.50   26.666666%

Bank of Scotland           $5,000,000.00    $5,000,000.00          20%

Total                      $25,000,000.00  $25,000,000.00         100%